CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition
Of Six-Clinic Physical Therapy Practice

Houston, TX, September 1, 2022 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced an acquisition of a six-clinic physical therapy practice.  The clinics are located in West Virginia and Pennsylvania.
USPH acquired 70% of the equity interests of the physical therapy practice with the practice’s founder and owners  retaining 30%. The purchase price for the 70% equity interest was approximately $3.5 million. The business generates more than $2.5 million in annual revenue and has approximately 26,000 patient visits per year.
Chris Reading, Chief Executive Officer, stated, “We are pleased to add another team of great partners to our USPH family. We are also pleased to add West Virginia to our growing list of states.  We look forward to working with our new partners and their very talented team of clinicians and support staff.  We remain excited about our growth plan and expect a busy development period to close out 2022.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 613 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 33 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.
###